EXHIBIT 99.2

POWER OF ATTORNEY

The undersigned does hereby constitute and appoint each of Jo Allen Patton, W. Lance Conn, Gregory P. Landis, Nathaniel T. Brown, and Allen D. Israel, each with full power of substitution and resubstitution and full power to act alone and without the other, as the true and lawful attorney of the undersigned, and authorizes and designates each such person to execute, acknowledge, deliver and file, on behalf of the undersigned, any and all filings and any amendments thereto made by or on behalf of the undersigned in respect of securities held by the undersigned, directly, indirectly or beneficially, pursuant to the Securities Act of 1933 and the rules and regulations thereunder (including but not limited to Form 144 filings) and the Securities Exchange Act of 1934 and the rules and regulations thereunder (including but not limited to Forms 3, 4 and 5 and Schedules 13D and 13G). The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned’s responsibilities to comply with the Securities Act of 1933, Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder. \

This Power of Attorney shall be deemed to revoke (1) the Power of Attorney filed with the Schedule 13G filed by Vulcan Ventures Incorporated and Paul G. Allen with the Securities and Exchange Commission on August 30, 1999 with respect to securities of Pathogenesis Corporation, and (2) the Power of Attorney filed with the Form 3 filed by Paul Allen with the Securities and Exchange Commission on October 28, 2004 with respect to securities of DreamWorks Animation SKG, Inc.  This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 21st day of March, 2005.

/s/ Paul G. Allen
Paul G. Allen